CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - OCTOBER 2011

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (7,738.713 units) at September 30, 2011	$8,552,539
Additions of 0.000 units on October 31, 2011	-
Redemptions of (0.000) units on October 31, 2011	0
Offering Costs	(3,400)
Net Income (Loss) - October 2011	(428,679)

Net Asset Value (7,738.713 units) at October 31, 2011	$8,120,460

Net Asset Value per Unit at October 31, 2011	$1,049.33

Partners' Capital - Class B

Net Asset Value (102.465 units) at September 30, 2011	$97,316
Additions of 33.274 units on October 31, 2011	30,005
Redemptions of (0.000) units on October 31, 2011	0
Offering Costs	(39)
Net Income (Loss) - October 2011	(4,879)

Net Asset Value (135.739 units) at October 31, 2011	$122,403

Net Asset Value per Unit at October 31, 2011	$901.76

Partners' Capital - Class C

Net Asset Value (7,619.832 units) at September 30, 2011	$8,615,974
Additions of 9.300 units on October 31, 2011	10,001
Redemptions of (0.000) units on October 31, 2011	0
Offering Costs	(3,425)
Net Income (Loss) - October 2011	(418,205)

Net Asset Value (7,629.132 units) at October 31, 2011	$8,204,345

Net Asset Value per Unit at October 31, 2011	$1,075.40

Partners' Capital - Class D

Net Asset Value (417.623 units) at September 30, 2011	$401,814
Additions of 38.247 units on October 31, 2011	35,006
Redemptions of (0.000) units on October 31, 2011	0
Offering Costs	(160)
Net Income (Loss) - October 2011	(19,424)

Net Asset Value (455.870 units) at October 31, 2011	$417,236

Net Asset Value per Unit at October 31, 2011	$915.25

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$ (455,254)
Change in unrealized	(155,015)

Gains (losses) on forward contracts:
Realized	0
Change in unrealized	(183,654)
Net Investment Income (Loss)	(458)
(794,381)

Expenses:
Management fee	28,092
Performance fee	0
General Partner fee	14,045
Sales and brokerage fee	22,093
Operating expenses	12,576
76,806
Net Income (Loss) - October 2011	$ (871,187)

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on October 31, 2011	$1,049.33
Net Asset Value per Unit on September 30, 2011	$1,105.16
Unit Value Monthly Gain (Loss) %	(5.05)%
Fund 2011 calendar YTD Gain (Loss) %	(6.21)%

Partners' Capital - Class B

Net Asset Value per Unit on October 31, 2011	$901.76
Net Asset Value per Unit on September 30, 2011	$949.75
Unit Value Monthly Gain (Loss) %	(5.05)%
Fund 2011 calendar YTD Gain (Loss) %	(9.82)%

Partners' Capital - Class C

Net Asset Value per Unit on October 31, 2011	$1,075.40
Net Asset Value per Unit on September 30, 2011	$1,130.73
Unit Value Monthly Gain (Loss) %	(4.89)%
Fund 2011 calendar YTD Gain (Loss) %	(4.72)%

Partners' Capital - Class D

Net Asset Value per Unit on October 31, 2011	$915.25
Net Asset Value per Unit on September 30, 2011	$962.15
Unit Value Monthly Gain (Loss) %	(4.87)%
Fund 2011 calendar YTD Gain (Loss) %	(8.48)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Stephen C. Roussin
Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,
Global risk appetite improved throughout the month as market participants became more optimistic that progress would be achieved in managing the European debt crisis. The turn-around was impressive when considering some markets rallied 20% from their low points.

While the European currency rallied relative to the U.S. Dollar during the month, the biggest shock to the system was the Bank of Japan intervention at month end.  Dollar/Yen rallied significantly from its lows, making it the only G20 currency with negative performance against the Dollar on the month.

Outside of Europe, economic data improved, thus diminishing global recessionary concerns. A more resilient economy, coupled with expectations of progress in the Eurozone gave support to global equity markets and commodity prices. While losses in equity indices and fixed income trading were marginal, volatility was elevated in the commodity markets at large, generating losses to the Fund.  While aggregate long positions in precious metals were marginally accretive, short positions in the base metals were responsible for the overall loss in the commodities sector, with copper prices rising over 15%.

On the last day of the month, the rally unwound and the tide began to change largely due to a call for a referendum on the recently negotiated EU agreement and a confidence vote by the Greek Prime Minister.  Choppy markets with high volatility created difficulty for trend-following models.  The Fund’s models will increase their risk posture once new trends emerge, which is one of the many benefits of a systematic approach.

Please do not hesitate to call us if you have any questions.

Sincerely,

Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.